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Pricing Supplement Dated March 27,1996     Rule 424(b)(2)
(To Prospectus dated November 23,1994      File No. 33-55295
and Prospectus Supplement dated December 7, 1994)
THE CHASE MANHATTAN CORPORATION
Senior Medium-Term Notes, Series B
(U.S. $ Floating Rate)
________________________________________________________________
Trade Date: March 27, 1996    Original Issue Date: March 28,1996
Principal Amount:$50,000,000  Net Proceeds to Issuer:$50,000,000
Issue Price:       100%       Agent's Capacity:
Selling  Agent's            x Principal Basis Agency Basis
  Commission/Discount: $0
Initial Interest Rate:  to be set 3/28/96
Maturity Date: March 27, 1998
_________________________________________________________________
Form:   x Book-Entry
          Certificated
Base Rate:
       Certificate of Deposit Rate
       CMT Rate
       Commercial Paper Rate
       Federal Funds Rate
       x LIBOR Telerate        LIBOR Reuters
       LIBID
       Prime Rate
       Treasury Rate
       Other (see attached)
  Initial Interest Rate Reset Date: June 26, 1996
  Interest Rate Reset Period:  Quarterly
  Interest  Payment Dates: March 28, June 28, September  28  and
      December 28
  Index Maturity: 3 month
  LIBOR Currency:
  Spread (+/-): + 4 basis points
  Spread Multiplier: N/A
  Maximum Interest Rate:
  Minimum Interest Rate:
Redemption:  x The Notes cannot be redeemed prior to maturity
           The Notes may be redeemed prior to maturity
  Initial Redemption Date: N/A
  Initial Redemption Percentage: N/A%
  Annual Redemption Percentage Reduction: N/A%
Repayment:   x The Notes cannot be repaid prior to maturity
          The Notes may be repaid prior to maturity at the
           option of the holder of the Notes
  Optional Repayment Date: N/A
  Optional Repayment Price: N/A
Discount Note:    Yes          x No

The Chase Manhattan Corporation and Chemical Banking Corporation entered into an Agreement and Plan of Merger dated as of August
27, 1995. On December 11, 1995 the stockholders of both companies approved the merger which will be effective March 31, 1996. Information concerning the merger is contained in the Joint Proxy Statement/Prospectus dated as of October 31, 1995.

        Chase Securities, Inc.
             Bear, Stearns & Co. Inc.
            X   CS First Boston
                  Goldman, Sachs & Co.
                      Lehman Brothers
                           Merrill Lynch & Co.
                               Morgan Stanley & Co. Incorporated
                                        Salomon   Brothers    Inc
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